EXHIBIT 99.1

Plug Power Announces 2016 Third Quarter Results

Robust sales pipeline and execution supports 2016 deployments and bookings targets

LATHAM, N.Y., Nov. 07, 2016 (GLOBE NEWSWIRE) -- Plug Power Inc. (NASDAQ:PLUG), a leader in providing energy solutions that change the way the world moves, today announced its financial results for the third quarter of 2016.  Plug Power continues to show growth and improvements in all areas of the business during the third quarter, including:

  Total GAAP revenues of $17.6 million;
  50% growth in recurring service and fuel delivery revenue versus Q3 2015;
  Year-to-date bookings of $170 million with a full sales pipeline driving confidence in full year target;
  GAAP gross margins of 2.2%, demonstrating strong improvement versus Q3 2015;
  GAAP earnings per share (EPS) loss of $0.07 per share.

Beginning with this quarter, Plug Power’s quarterly financial releases will no longer include the non-GAAP measures of adjusted revenue, adjusted gross margin, adjusted EBITDAS or adjusted EPS, to reflect the impact of deployed Power Purchase Agreement (“PPA”) transactions under prior alternative financing arrangements. Plug Power will continue to provide supplemental information to all external stakeholders as it believes it is important to convey the Company’s overall progress in growth and cost downs and to maintain transparency.

Third quarter 2016 operational activity included system deployments at three sites where the Company utilizes a PPA.  For those sites, the value of the systems deployed was $17.3 million and the costs to deploy the systems was $11.5 million.  In 2015, the Company financed PPA deployments under arrangements which required revenue and cost recognition in the period deployed, whereas the finance arrangements utilized in 2016 do not allow such revenue and cost recognition in the period.

Two new customers were signed in the third quarter, along with continued progress expanding existing customers including Walmart, Home Depot and Sysco.  One of the new customer sites was sold and implemented within the quarter, but revenues from the sale will be recognized in the fourth quarter of 2016 due to the timing of the customer’s greenfield site commissioning.

“Plug Power is executing on a balanced strategy of delivering sustainable returns within the material handling space while beginning to unearth new market opportunities to maintain our position as a global market leader in fuel cell technology,” said Andy Marsh, CEO of Plug Power. “Our third quarter results underline continued improvement in our operating model, with production and implementations on schedule, a robust and growing sales pipeline, and continued margin expansion. Looking ahead, we are encouraged at the immense long-term opportunity set we see for our technology within motive power electric vehicle applications worldwide.”

Financial Results

GAAP revenue for the third quarter of 2016 was $17.6 million as compared to $31.4 million of revenue in the third quarter of 2015.  Third quarter 2016 revenue represents expansion and growth from new and existing direct customers as well as continued growth in PPA customer deployments.

Third quarter 2016 operational activity included system deployments at three sites where the Company utilizes a PPA, with the value of those systems totaling $17.3 million.  In 2016 the Company is utilizing alternative financing arrangements for its PPA deployments to improve liquidity and long-term customer economics.  The alternative financing requires different accounting treatment as compared to the previous arrangements, which required upfront revenue recognition of GenDrive shipments and hydrogen infrastructure deployed.

Key metrics include:

  Cumulative GenDrive units deployed for the nine months ended September 30, 2016 of 2,718, versus, 2,378 units for the same period in 2015;
  GenKey sites installed for the nine months ended September 30 is 13, versus 11 for the same period in 2015;
  More than 11,000 GenDrive units are under service or PPA contract at September 30, 2016, versus more than 7,500 under service contract at September 30, 2015.

GAAP gross margin in the third quarter of 2016 was $381 thousand, or 2.2% of sales, as compared to GAAP gross margin in third quarter 2015 of $76 thousand, or 0.2% of sales.  To provide additional visibility regarding Plug Power’s progress on margin profile and cost downs, the value of PPA systems deployed in the quarter was $17.3 million, with associated equipment costs of $11.5 million.  This quarter reflects the ongoing progress Plug is making in leveraging its cost base to significantly improve its margin profile.

Net loss attributable to common shareholders for the third quarter of 2016 was $13.4 million, or $0.07 per share on a diluted basis.  This compares to a net loss attributable to common shareholders in the third quarter of 2015 of $10.2 million, or $0.06 per share on a diluted basis.

Cash and Liquidity
Net cash used in operating activities for the third quarter of 2016 and 2015 was $13.9 million and $13.0 million, respectively.  As of September 30, 2016, Plug Power had total cash of $88.4 million, including cash and cash equivalents of $42.5 million and restricted cash of $45.9 million.

Conference Call
Plug Power has scheduled a conference call and webcast today at 8:30 am ET to review the Company's results for the third quarter of 2016.

Interested parties are invited to listen to the conference call by calling 877-465-1289. Online, the webcast can be accessed at www.plugpower.com, by selecting the conference call link on the home page, or directly https://event.webcasts.com/starthere.jsp?ei=1123280. A playback of the call will be available online for a period following the event.

About Plug Power Inc.
The architects of modern hydrogen and fuel cell technology, Plug Power has revolutionized the industry with its simple GenKey solution, elements of which are designed to increase productivity, lower operating costs and reduce carbon footprints in a reliable, cost-effective way. Plug Power’s GenKey solution couples together all the necessary elements to power, fuel and serve a customer. Plug Power is the partner that customers trust to take their businesses into the future. For more information about Plug Power, visit www.plugpower.com.

Safe Harbor Statement
This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("PLUG"), including but not limited to statements about PLUG's expectations regarding revenue and margin and new market opportunities. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, GenSure and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, GenSure and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission (the “SEC”). For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG's public filings with the SEC including, the "Risk Factors" section of PLUG's Annual Report on Form 10-K for the year ended December 31, 2015. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Inc.
Selected Financial Data
(Dollars in 000's except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015
Revenue:
Sales of fuel cell systems and related infrastructure	$5,653	$24,777	$19,992	$48,530
Services performed on fuel cell systems and related infrastructure	4,763	3,555	15,396	9,083
Power Purchase Agreements	3,858	1,546	9,626	3,600
Fuel delivered to customers	2,909	1,544	7,557	3,331
Other	376	10	779	313
Total revenue	$17,559	$31,432	$53,350	$64,857
Gross profit (loss):
Sales of fuel cell systems and related infrastructure	$1,412	$2,506	$3,810	$6,427
Services performed on fuel cell systems and related infrastructure	282	(1,955)	(794)	(6,565)
Provision for loss contracts related to service	-	-	1,071	-
Power Purchase Agreements	(606)	129	(1,335)	499
Fuel delivered to customers	(770)	(604)	(1,741)	(776)
Other	63	-	(76)	(58)
Total gross profit (loss)	$381	$76	$935	$(473)

Total administration costs (1)	$13,637	$12,332	$40,517	$34,409

Net loss attributable to common shareholders	$(13,420)	$(10,238)	$(38,354)	$(30,568)
Diluted net loss per share	$(0.07)	$(0.06)	$(0.21)	$(0.17)

Cash used in operating activities	$(13,908)	$(13,041)	$(29,669)	$(37,296)

	At September 30, 2016	At December 31, 2015

Cash, cash equivalents and restricted cash	$88,413	$111,796

(1) Administration costs represent total research and development, and selling, general and administrative costs, including amortization of intangible assets.

Plug Power Inc.
Other Key Measures
(Dollars in 000's)

	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015

EBITDAS	$(9,356)	$(9,231)	$(29,482)	$(26,731)

Value of PPA assets deployed (2)	$17,343	$-	$49,644	$-
Excess of value of PPA assets deployed over cost (2)	$5,805	$-	$15,130	$-

(2) Value of PPA assets deployed excludes those assets which were associated with revenue recognized under US GAAP.

Plug Power Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in 000's)

Reconciliation of Reported Operating Loss to EBITDAS	For the three months ended September 30,		For the nine months ended September 30,
	2016	2015	2016	2015

Operating loss, as reported	$(13,256)	$(12,256)	$(39,582)	$(34,882)
Stock-based compensation	2,368	2,400	6,745	5,835
Depreciation and amortization	1,532	625	3,355	2,316
EBITDAS	$(9,356)	$(9,231)	$(29,482)	$(26,731)

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used certain non-GAAP measures, including EBITDAS.  These non-GAAP results are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.
EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and stock compensation expense.  EBITDAS is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.
While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures.  The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDAS exclude certain expenses, such as depreciation and amortization expense, which represent significant and unavoidable operating costs of our business.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDAS only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Media and Investor Relations Contact:
Teal Vivacqua
Plug Power Inc.
Phone: 518.738.0269